Exhibit 99.3

大连市信息产业局文件

Document from Dalian Information Industry Bureau

Da Xin Xiang Zi [2000] No. 24

Re: Reply on the project of TENET Online Tax Declaration System

To: Dalian Beigang Information Industry Development Company Limited,

We have received your application letter on TENET Online Tax Declaration System Project. Based on our discussion, we hereby give you our reply as follows:

I. This project meets the requirements in Planning Outline of Dalian E-business Development, and plays an important role in the development of information industry in Dalian, so it is approved as the project of E-business trial engineering in our city.

II. The implementation of this project is of great significance to the establishment of tax declaration service and management based on the modernized network in our city, which will also play an important role in the economic development in Dalian and regional economic development, therefore, we will support with all our efforts with relevant departments in the implementation of this project.

III. Please communicate with relevant departments depending on this reply, so as to obtain more supports, and report the implementation conditions of the project to the Municipal Information Industry Bureau timely.

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大连市信息产业局

二000年十月二十日

Dalian Information Industry Bureau

Dated on Oct. 20, 2000

大连市信息产业局办公室

2000年10月30日印发 (共印4份)

Dalian Information Industry Bureau Office

Printed and distributed on Oct. 30, 2000 (in four copies